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                                                                   EXHIBIT 10.10

Biodegradable Disinfectant, Canadian Patent No. 1,337,329.


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                CANADIAN INTELLECTUAL PROPERTY OFFICE LETTERHEAD


The Commissioner of Patents has received a petition for the grant of a patent for an invention. The requirements of the Patent Act have been complied with. The title and a description of the invention are contained in the specification, a copy of which forms an integral part of this document.

The present patent grants to its owner and to the legal representatives of its owner, for a term which expires seventeen years from the date on which the patent is granted and issued in Canada, the exclusive right, privilege and liberty of making, constructing, using and vending to others to be used the invention, subject to adjudication before any court of competent jurisdiction, and subject to the payment of maintenance fees.







                                    1337329

                                   1995/10/17






                            Commissioner of Patents
                        -------------------------------


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                CANADIAN INTELLECTUAL PROPERTY OFFICE LETTERHEAD


                                                  (11)     (C)      1,337,329

                                                  (21)                600,449

                                                  (22)             1989/05/23

                                                  (45)             1995/10/17

                                                  (52)               167-24.3


(51)              Int.Cl.5  AO1N 31/02

(19)              (CA)     CANADIAN PATENT  (12)

(54)              Biodegradable Disinfectant

(72)              Simmons, Paul L., U.S.A.

(73)              Same as inventor

(30)              (US) U.S.A.  07/304,312   1989/01/31

(57)              4 Claims


                                   NO DRAWING


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                          BACKGROUND OF THE INVENTION


Field of the Invention

         A non-toxic, non-corrosive biodegradable disinfectant effective against various pathogenic organisms.


Description of the Prior Art

         Rapid increases in the spread of deadly communicable diseases such an AIDS virus (HIV) have dramatically escalated public awareness for the need of an effective protective means.

         The need for such protective means applies equally to contaminated surfaces such as those found in public restrooms, telephones, tables and other surfaces contacted by the public as well as for topical application directly on a patient's skin.

         A common means for such surface protection is typified by a disposable paper cover for a toilet. Such disposable paper covers often do not contain a germicide and are not always available or easily used.

         Various spray germicides for sanitizing such surfaces is typified by in U.S. Pat. No. 3,445,564 issued May 20, 1969. In addition, the use of a dye in a bacteracidal solution as disclosed in U.S. 2,449,274 issued September 14, 1948 is employed to provide a visual indication of the effectiveness of such sprays.

         U.S. 4,678,658 issued July 7, 1987 shows disinfecting compounds effective as germicides reducing surface tension to more effectively distribute the germicide spray on the surface. However, the spray is corrosive and environmentally unsafe.

         U.S. 3,821,413 issued June 28, 1974 teaches a disinfectant consisting of propylene glycol to stabilize the composition and retard evaporation. This disinfectant is toxic, corrosive and non-biodegradable.

         U.S. 3,966,902 issued June 29, 1976 disclosed various polymer complex carriers such as propylene glycol for use with an active ingredient such as a disinfectant or fragrance.

         U.S. 4,690,779 issued September 1, 1987 refers to the use of propylene glycol in combination with alcohol and fragrances. This composition is both toxic and non-biodegradable.

         U.S. 4,209,506 issued January 24, 1980 teaches a composition suitable for use in aerosol sprays including an anhydrous alcohol and fragrance or perfume. This is corrosive, non-biodegradable and non-evaporative.

         Additional examples of the prior art are found in U.S. 580,213 issued April 6, 1897, U.S. 4,282,179 issued August 4, 1981, U.S. 4,265,899 issued May
5, 1981, U.S. 4,283,421 issued August 11, 1981, U.S. 4,364,515 issued December
21, 1982, U.S. 4,550,105 issued October 29, 1985, U.S. 4,105,431 issued August
8, 1978, U.S. 4,243,403 issued January 6, 1981, U.S. 4,278,206 issued July 14,
1981, U.S. 4,322,475 issued March 30, 1982, U.S. 4,436,732 issued March 13,
1964, U.S. 4,597,887 issued July 1, 1986, U.S. 4,252,694 issued February 24,
1981,


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U.S. 4,279,762 issued July 21, 1981, U.S. 4,325,201 issued April 20,
1982, U.S. 4,540,505 issued September 10, 1985 and U.S. 4,675,397 issued June
23, 1987.

         Examination of the prior art fails to teach or suggest an effective surface active disinfectant for application on contaminated surfaces or a patient's skin through a spray or liquid application.


                              SUMMARY OF INVENTION

         The present invention relates to a non-toxic, non-corrosive, biodegradable disinfectant for topical application on a patient's skin or to surfaces to kill various pathogenic organisms.

         The non-toxic, non-corrosive, biodegradable disinfectant comprises a composition of interactive constituents including anhydrous alcohol, propylene glycol and inert ingredients combined in specific relative proportions by weight such that the non-toxic, non-corrosive, biodegradable disinfectant may be used safely to disinfect a patient's skin through topically application or to disinfect various surfaces with equal disinfecting effectiveness. The interactive composition comprises anhydrous alcohol 70%, propylene glycol 10%, fragrance 1% and inert ingredients 19% by weight.

         The anhydrous alcohol provides the primary disinfecting or killing effect on the pathogenic organisms. The propylene glycol lowers the flash point of the disinfectant and soothes the skin. The propylene glycol also slows the rate of evaporation, reduces or eliminates the intersurface glazing effect of anhydrous alcohol and homogenizes the interactive ingredients.

         The critical balance of interactive ingredients chemically reduces the tensile strength of the surface liquids on the patient's skin or other surface permitting the disinfecting effect to act directly on the pathogenic organisms.

         The invention accordingly comprises the features of construction, combination of elements, and arrangement of parts which will be exemplified in the construction hereinafter set forth, and the scope of the invention will be indicated in the claims.


                DETAILED DESCRIPTION OF THE PREFERRED EMBODIMENT

         Various compositions and devices have been developed to disinfect various pathogenic organisms. Catholic application is limited by the chemical and biological effect of such compositions or limitations an various surfaces, delivery means and patients.

         The present invention relates to a non-toxic, non-corrosive, biodegradable disinfectant and antiseptic for topical application on a patient's skin or on hard surfaces such as restrooms or tables against various pathogenic organisms such as bacteria including staphylococcus aureus, pseudomonas aeruginosa and salmonella coleraesuis and viruses, including HIV-I, HIV-II and herpes simplex type 2 as well as fungi, mold and mildew through numerous delivery means.

         The non-toxic, non-corrosive, biodegradable disinfectant of the subject invention comprises an interactive composition of anhydrous alcohol, propylene glycol and inert ingredients combined in specific relative proportions by weight such that the disinfectant may be


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used topically to disinfect a patient's skin or to disinfect various public surfaces through direct application with equal effectiveness.

         This unique disinfectant is effective against various pathogenic organisms common to the general environment without deleterious non-toxic effect on patients or damage to surfaces or dispensing devices as exemplified herein. The optimum proportional relationship of the ingredients by weight is anhydrous alcohol 70%, propylene glycol 10%, fragrance 1% and inert ingredients 19%.

         The anhydrous alcohol is effective in a 65 to 75 percent range.

         Since the disinfectant was developed for use on a wide variety of surfaces and dispensed from a number of dispensing modes or means of dispersant materials the measure of chemical resistance is important to provide universal use and application. As shown by the following chemical resistance chart the present invention compares favorably to propylene glycol and isopropyl alcohol.


Material                            Propylene   Isopropyl   Disinfectant
--------                            Glycol       Alcohol    ------------
                                    ---------    -------
CPVC                                   Cl          A2          B2

Epoxy                                  C           A           B

Polypropylene                          B2          A2          A2

PVC                                    Cl          B1          A1

Cycolac*                               B           -           B

Phenolic                               A           A           A

Nylon                                  -           B1          B1

Noryl*                                 -           A1          A1

Delrin *(Acetal)                       B           A           A

Ryton*to 200(Degrees)F                 -           -           -

Kynar (PVDF)                           -           -           -

Teflon*                                A           A2          A2

Stainless Steel 316                    B           A           A

Stainless Steel 304                    B           A           A

Carpenter*20                           A           A           A

* indicates trademark


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Material                            Propylene   Isopropyl   Disinfectant
--------                            Glycol       Alcohol    ------------
                                    ---------    -------

Stainless steel (440)                  -           -           -

Titanium                               A           A           A

Cast Bronze                            A           A           A

Cast Iron                              A           C           B

Aluminum                               B           B           B

Hastelloy C                            B           B           B

Carbon/ceramic                         A           A           A

Ceramagnet A                           -           -           -

Viton*                                 A           A           A

Buna N*                                A           B           A

Neoprene*                              C           B           B

Nitrile*                               A           B           A

Natural rubber                         -           A           A

Hypalon*                               -           A           A

EPDM                                   -           A           A

Kel-F*                                 -           -           -

Tygon*                                 -           -           -

Silicone                               -           A           A

Ceramic                                A           A           A

Carbon/graphite                        -           A           A

*indicates trademark


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         The following legend is provided to interpret the foregoing chart.

Ratings-chemical effect                     Explanation of
-----------------------                     footnotes
                                            --------------

A-No effect-Excellent                       1 Satisfactory to 72(Degrees)F

B-Minor effect-Good                         2 Satisfactory to 120(Degrees)F

C-Moderate effect-Fair                      3 satisfactory for O-rings

D-Severe effect-Not recommended


         An examination of this chart and the comparative results clearly demonstrates that the optimum combination of interactive ingredients of the instant invention provides a disinfective effective against an expansive range of materials found in a wide variety environments through various delivery means such as aerosol, pump, Spray or swab.

         The non-toxic, biodegradable aspect of the disinfectant permits disposal without polluting ground water.

         It will thus be seen that the objects set forth above, among those made apparent from the preceding description are efficiently attained and since certain changes may be made in the above construction without departing from the scope of the invention, it is intended that all matter contained in the above description or shown in the accompanying drawing shall be interpreted as illustrative and not in a limiting sense.

         It is also to be understood that the following claims are intended to cover all of the generic and specific features of the invention herein described, and all statements of the scope of the invention which, as a matter of language, might be said to fall therebetween.

         Now that the invention has been described.


WHAT IS CLAIMED IS:

1. A non-toxic, non-corrosive, biodegradable disinfectant and antiseptic for use against various pathogenic organisms, said disinfectant and antiseptic consisting essentially of about 65 to 75% by weight isopropyl alcohol and about 8 to 12% by weight propylene glycol, mixed homogeneously and performing interactively in a proportion by weight such that sold propylene glycol reduces the surface glaze formed by said isopropyl alcohol and surface tension formed by water of water-based body fluids enabling said disinfectant to rapidly contact the pathogenic organisms and act equally effective on a patient or inanimate surface without deleterious effect.

2. A non-toxic, non-corrosive, biodegradable disinfectant and antiseptic according to Claim 1, said isopropyl alcohol being present in an amount of about 70% by weight.


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3.       A non-toxic, non-corrosive, biodegradable disinfectant and antiseptic according to Claim 2, at least about 19% by weight of said disinfectant and antiseptic being inert ingredients.

4. A non-toxic, non-corrosive, biodegradable disinfectant and antiseptic according to Claim 1 or 2, wherein said propylene glycol is present in an amount of about 10% by weight.



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